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                                                                   EXHIBIT 4(bb)

                                1997 AMENDMENT TO
                1994 SECURITIES PURCHASE AGREEMENT BY AND BETWEEN
               CORRECTIONS CORPORATION OF AMERICA AND SODEXHO S.A.

         THIS 1997 AMENDMENT TO 1994 SECURITIES PURCHASE AGREEMENT BY AND BETWEEN CORRECTIONS CORPORATION OF AMERICA AND SODEXHO S.A., dated December 30, 1997 (the "1997 Amendment"), is entered into by and between Sodexho S.A., a French corporation (the "Purchaser") and Corrections Corporation of America, a Tennessee corporation and successor in interest to a Delaware corporation of the same name (the "Corporation").

                                    RECITALS:

         WHEREAS, the Corporation and the Purchaser are parties to that certain Securities Purchase Agreement, dated June 23, 1994, as amended on July 11, 1995 and December 31, 1996 (the Securities Purchase Agreement as amended, known as the "Securities Purchase Agreement"), pursuant to which, among other things, the Purchaser received the right to purchase up to $20,000,000 aggregate principal amount Floating Rate Convertible Note (the "Convertible Note") from the Corporation on or before December 31, 1997 (the "Expiration Date"); and

         WHEREAS, the Purchaser now desires and the Corporation has agreed to extend the Expiration Date for a period of two (2) years, namely until December 31, 1999 pursuant to the terms and conditions of this Agreement (the "Extension").

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants and conditions set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Purchaser hereby agree as follows:

         1. Amendment of Securities Purchase Agreement.

         1.1 The first full paragraph of Section 2.1 of the Securities Purchase Agreement is hereby amended by deleting such paragraph in its entirety from the Securities Purchase Agreement and by substituting in lieu thereof the following language:

                  Right to Purchase Floating Rate Notes. Subject to the terms and conditions set forth below, at any time prior December 31, 1999, the Purchaser will have the right to purchase up to $20 million aggregate principal amount Floating Rate Notes convertible at the conversion price of $6.825 (the "Rights").

         1.2 All other provisions contained in the Securities Purchase Agreement, any exhibits or attachments thereto, and any documents or instruments referred to therein, shall be hereby


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         amended, where appropriate and the context permits, to reflect the
         Extension and amendments contained in Section 1.1 above.

         2. Effectiveness of this Amendment. This 1997 Amendment shall become effective immediately upon the execution and delivery of this 1997 Amendment by the Purchaser and the Corporation.

         3. Corporate Power and Authorization. The Corporation hereby warrants and represents to Purchaser that (i) it has the requisite corporate power and authority to execute, deliver and perform its obligations under this 1997 Amendment; (ii) the execution and delivery by the Corporation of this Amendment and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action on the part of the Corporation and
(b) do not and will not require any authorization, consent, approval or license from or any registration, qualification, designation, declaration or filing with, any court or government department, commission, board, bureau, agency or instrumentality, domestic or foreign; and (iii) this 1997 Amendment has been duly and validly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms.

         4. Miscellaneous.

         4.1. Amendment to Securities Purchase Agreement. The Securities Purchase Agreement is hereby, and shall henceforth be deemed to be, amended, modified and supplemented in accordance with the provisions hereof, and the respective rights, duties and obligations under the Securities Purchase Agreement shall hereafter be determined, exercised and enforced under the Securities Purchase Agreement, as amended, subject in all respects to such amendments, modifications, and supplements and all terms and conditions of this 1997 Amendment. Initially capitalized terms used in this 1997 Amendment shall have the meanings ascribed thereto in the Securities Purchase Agreement, as amended hereby, unless otherwise defined herein.

         4.2. Ratification of the Agreement. Except as expressly set forth in this 1997 Amendment, all agreements, covenants, undertakings, provisions, stipulations, and promises contained in the Agreement and the Securities are hereby ratified, re-adopted, approved, and confirmed and remain in full force and effect.

         4.3. No Implied Waiver. The execution, delivery and performance of this 1997 Amendment shall not, except as expressly provided herein, constitute a waiver or modification of any provision of, or operate as a waiver of any right, power or remedy of the Purchaser under the Securities Purchase Agreement or prejudice any right or remedy that the Purchaser may have or may have in the future under or in connection with the Securities Purchase Agreement or any instrument or agreement referred to therein. The Corporation acknowledges and agrees that the representations and warranties of the Corporation



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         contained in the Securities Purchase Agreement and in this 1997
         Amendment shall survive the execution and delivery of this 1997 Amendment and the effectiveness hereof.

         4.4. Governing Law. The parties hereby expressly agree that this 1997 Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The English language version of all documents relating to the transactions contemplated hereby will govern.

         4.5. Counterparts; Facsimile Execution. This 1997 Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this 1997 Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart. Any party delivering an executed counterpart of this 1997 Amendment by facsimile shall also deliver a manually executed counterpart, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this 1997 Amendment.

         IN WITNESS WHEREOF, the undersigned have caused this 1997 Amendment to be executed by their duly authorized officers as of the date first written above.


                                        CORRECTIONS CORPORATION OF AMERICA

                                        By: /s/ Doctor R. Crants
                                            -------------------------------
                                        Its: Chairman and CEO
                                             ------------------------------

                                        SODEXHO S.A.


                                        By: /s/ Jean-Pierre Cuny
                                            -------------------------------
                                        Its: Senior V.P.
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